EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited Net Revenues for Month and Quarter Ended August 31, 2015

TULSA, Okla., Sept. 3, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for the month of August 2015 of $5,042,200 compared to $2,454,800 for August last year, an increase of 205%. Both divisions of EDC posted significant increases in net revenues with Usborne Books & More (UBAM) leading the way with $3,893,000 compared to $1,339,900 for August last year, an increase of 191%. EDC Publishing had net revenues of $1,149,300 compared to $1,114,900 for August last year, a 3% increase.

The Company also recorded the largest net revenue for any quarter in our history of $12,620,500. The previous record was quarter ending November 30, 2014 of $10,936,700.

Mr. White states that preliminary, unaudited results for July and August indicate a significant improvement in operational margins which resulted from the increased net revenue and cost saving programs previously implemented. The increase in UBAM's net revenue was partially due to 5,000 new sales associates joining the organization from June 15 through July 31, 2015.

Mr. White announces his purchase of EDUC stock in the open market of 5,152 shares in his individual account and 4,296 shares in his IRA.

The Board of Directors had previously authorized a $0.09 per share cash dividend, a 12.5% increase, which will be paid on September 18, 2015 to shareholders of record September 11, 2015.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522